ABRAXAS PETROLEUM CORPORATION

www.abraxaspetroleum.com

Exhibit 99.1

NEWS RELEASE

Abraxas Announces New 8 MMcfpd Producer in South Texas

and Provides an Operational Update

SAN ANTONIO (June 9, 2008) – Abraxas Petroleum Corporation (AMEX:ABP) today announced a new 8 MMcf of gas per day producer in South Texas and provided an operational update.

South Texas

In Lavaca County, the Henson #3H, a horizontal developmental well targeting the Edwards formation, was drilled to a total measured depth of approximately 17,550’, including a 3,500’ lateral, and completed with isolation packers and multi-stage fracture stimulation. This well was placed on-line last week and is currently producing at a plant and pipeline restricted gross rate of approximately 8.0 MMcf of gas per day with flowing tubing pressure of 5,700 psig. Abraxas Energy (or the “Partnership”) owns a 75% working interest (~55% net revenue interest) in this well. Assuming 100 acre spacing, the Partnership has 10 additional locations on its existing leasehold, as well as a number of re-completion opportunities in existing producers to increase production and reserves.

In DeWitt County, the Nordheim #2H, a horizontal developmental well targeting the Edwards formation, spud this past Friday and is currently drilling below 2,200’. After reaching total measured depth of approximately 17,000’, including an approximate 3,000’ lateral, this well will be completed with isolation packers and multi-stage fracture stimulation. Abraxas Petroleum owns a 75% working interest (~55% net revenue interest) in this well. Abraxas Petroleum has three additional locations on its existing leasehold in this prospect.

West Texas

In Midland County, the Beulah Coleman #13, a development well targeting the Devonian and Spraberry formations, reached total depth of approximately 11,400’ and is currently being logged. This well will be initially completed in the Devonian formation and tested. Abraxas Petroleum owns a 100% working interest (~75% net revenue interest) in this well. Abraxas Petroleum has five additional locations on its existing leasehold.

Wyoming

In Brooks Draw, we anticipate receiving approval on two of our drilling permits before the end of the second quarter as these proposed locations are not within the breeding and nesting sites of certain protected wildlife species. Wildlife surveys have also been completed for three additional drilling permits and these proposed locations are also not within the breeding and nesting sites of certain protected wildlife species; therefore, we expect to receive approval on these drilling permits during the third quarter of 2008. Abraxas Petroleum owns a 100% working interest (~75% net revenue interest) in each of these wells.

Non-Operated

500 N. Loop 1604 East, Suite 100, San Antonio, Texas 78232

P.O. Box 701007, San Antonio, Texas 78270-1007

Office: 210.490.4788 Exec/Acctg Fax: 210.490.8816

Drilling and re-completion activity continues on numerous non-operated wells on the properties acquired from St. Mary Land & Exploration Company in January 2008. These properties are principally located in the Rockies and Mid-Continent regions of the U.S. On average, the Partnership owns a relatively small working interest in these wells.

“We are tremendously pleased with the initial production rates out of the Henson #3H using advanced completion technology of isolation packers with multi-stage fracture stimulation. We are planning a similar completion on the Nordheim #2H well. We (on a stand-alone basis) and the Partnership have a number of additional locations on our existing leasehold targeting the Edwards formation, which provides us a multi-year inventory of relatively low-risk, high-return projects. We are in the process of exploring alternate markets for our Edwards gas in South Texas, as well as increasing the capacity of the existing plants. In the near term, we have contracted the rig that is currently drilling the Nordheim well for two additional wells in South Texas, which will target the Wilcox formation. In Wyoming, we have tentatively scheduled a drilling rig for mid-summer. We will be very active operationally during the second half of 2008 and we expect to experience significant production growth from our numerous and diverse portfolio of projects,” commented Bob Watson, Abraxas’ President and CEO.

Abraxas Petroleum Corporation is a San Antonio based crude oil and natural gas exploration and production company with operations principally in Texas and Wyoming. Abraxas Petroleum Corporation also owns a 47% interest in an upstream master limited partnership, Abraxas Energy Partners, L.P., which entitles Abraxas Petroleum Corporation to receive its proportionate share of cash distributions made by Abraxas Energy Partners, L.P.

Safe Harbor for forward-looking statements: Statements in this release looking forward in time involve known and unknown risks and uncertainties, which may cause Abraxas’ actual results in future periods to be materially different from any future performance suggested in this release. Such factors may include, but may not be necessarily limited to, changes in the prices received by Abraxas for natural gas and crude oil. In addition, Abraxas’ future natural gas and crude oil production is highly dependent upon Abraxas’ level of success in acquiring or finding additional reserves. Further, Abraxas operates in an industry sector where the value of securities is highly volatile and may be influenced by economic and other factors beyond Abraxas’ control. In the context of forward-looking information provided for in this release, reference is made to the discussion of risk factors detailed in Abraxas’ filings with the Securities and Exchange Commission during the past 12 months.

FOR MORE INFORMATION CONTACT:

Barbara M. Stuckey/ Vice President - Corporate Development

Direct Telephone 210.757.9835

Main Telephone 210.490.4788

bstuckey@abraxaspetroleum.com

www.abraxaspetroleum.com